Exhibit 99.1

Microsoft Cloud Strength Drives Fourth Quarter Results

REDMOND, Wash. — July 22, 2020 — Microsoft Corp. today announced the following results for the quarter ended June 30, 2020, as compared to the corresponding period of last fiscal year:

•	Revenue was $38.0 billion and increased 13%
•	Operating income was $13.4 billion and increased 8%
•	Net income was $11.2 billion and decreased 15% GAAP (up 5% non-GAAP)
•	Diluted earnings per share was $1.46 and decreased 15% GAAP (up 7% non-GAAP)

“The last five months have made it clear that tech intensity is the key to business resilience. Organizations that build their own digital capability will recover faster and emerge from this crisis stronger,” said Satya Nadella, chief executive officer of Microsoft. “We are the only company with an integrated, modern technology stack — powered by cloud and AI and underpinned by security and compliance — to help every organization transform and reimagine how they meet customer needs.”

“Our commercial cloud surpassed $50 billion in annual revenue for the first time this year. And this quarter our Commercial bookings were better than expected, growing 12% year-over-year,” said Amy Hood, executive vice president and chief financial officer of Microsoft. “As we drive growth across the company, we remain committed to investing in long-term strategic opportunities.”

The following table reconciles our financial results reported in accordance with generally accepted accounting principles (GAAP) to non-GAAP financial results. Additional information regarding our non-GAAP definition is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2019 As Reported (GAAP)	$33,717	$12,405	$13,187	$1.71
Net Tax Impact of Transfer of Intangible Properties	-	-	(2,567)	(0.34)
2019 As Adjusted (non-GAAP)	$33,717	$12,405	$10,620	$1.37
2020 As Reported (GAAP)	$38,033	$13,407	$11,202	$1.46
Percentage Change Y/Y (GAAP)	13%	8%	(15%)	(15%)
Percentage Change Y/Y (non-GAAP)	13%	8%	5%	7%
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	12%	8%	9%

GAAP results include a $450 million charge for the closure of the Microsoft Store physical locations in the fourth quarter of fiscal year 2020. GAAP results also include a net income tax benefit of $2.6 billion for the fourth quarter of fiscal year 2019, which is excluded from our non-GAAP results and explained in the non-GAAP definition section below.

COVID-19 Impact

In the fourth quarter of fiscal year 2020, similar business trends to the previous quarter continued.

In the Productivity and Business Processes and Intelligent Cloud segments, cloud usage and demand increased as customers continued to work and learn from home. Transactional license purchasing continued to slow, particularly in small and medium businesses, and LinkedIn was negatively impacted by the weak job market and reductions in advertising spend.

In the More Personal Computing segment, Windows OEM, Surface, and Gaming benefited from increased demand to support work-, play-, and learn-from-home scenarios, while Search was negatively impacted by reductions in advertising spend.

Business Highlights

Revenue in Productivity and Business Processes was $11.8 billion and increased 6% (up 8% in constant currency), with the following business highlights:

•	Office Commercial products and cloud services revenue increased 5% (up 7% in constant currency) driven by Office 365 Commercial revenue growth of 19% (up 22% in constant currency)
•	Office Consumer products and cloud services revenue increased 6% (up 7% in constant currency) and Office 365 Consumer subscribers increased to 42.7 million
•	LinkedIn revenue increased 10% (up 11% in constant currency)
•	Dynamics products and cloud services revenue increased 13% (up 15% in constant currency) driven by Dynamics 365 revenue growth of 38% (up 40% in constant currency)

Revenue in Intelligent Cloud was $13.4 billion and increased 17% (up 19% in constant currency), with the following business highlights:

•	Server products and cloud services revenue increased 19% (up 21% in constant currency) driven by Azure revenue growth of 47% (up 50% in constant currency)
•	Enterprise Services revenue was relatively unchanged (up 2% in constant currency)

Revenue in More Personal Computing was $12.9 billion and increased 14% (up 16% in constant currency), with the following business highlights:

•	Windows OEM revenue increased 7%
•	Windows Commercial products and cloud services revenue increased 9% (up 11% in constant currency)
•	Xbox content and services revenue increased 65% (up 68% in constant currency)
•	Surface revenue increased 28% (up 30% in constant currency)
•	Search advertising revenue excluding traffic acquisition costs decreased 18% (down 17% in constant currency)

Operating expenses were $12.3 billion and increased 13%, including the $450 million charge for the closure of the Microsoft Store physical locations.

Microsoft returned $8.9 billion to shareholders in the form of share repurchases and dividends in the fourth quarter of fiscal year 2020, an increase of 16% compared to the fourth quarter of fiscal year 2019.

Fiscal Year 2020 Results

Microsoft Corp. today announced the following results for the fiscal year ended June 30, 2020, as compared to the corresponding period of last fiscal year:

•	Revenue was $143.0 billion and increased 14%
•	Operating income was $53.0 billion and increased 23%
•	Net income was $44.3 billion and increased 13% GAAP and 20% non-GAAP
•	Diluted earnings per share was $5.76 and increased 14% GAAP and 21% non-GAAP

The following table reconciles our financial results reported in accordance with GAAP to non-GAAP financial results. Additional information regarding our non-GAAP definition is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2019 As Reported (GAAP)	$125,843	$42,959	$39,240	$5.06
Net Tax Impact of Transfer of Intangible Properties	-	-	(2,567)	(0.33)
Net Impact of the Tax Cuts and Jobs Act (TCJA)	-	-	157	0.02
2019 As Adjusted (non-GAAP)	$125,843	$42,959	$36,830	$4.75
2020 As Reported (GAAP)	$143,015	$52,959	$44,281	$5.76
Percentage Change Y/Y (GAAP)	14%	23%	13%	14%
Percentage Change Y/Y (non-GAAP)	14%	23%	20%	21%
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	27%	24%	25%

GAAP results include a net income tax benefit of $2.6 billion and a net income tax charge of $157 million for the twelve months ended June 30, 2019. These net tax impacts are excluded from our non-GAAP results and explained in the Non-GAAP Definition section below.

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

Responding to COVID-19

At Microsoft, our focus remains on ensuring the safety of our employees, striving to protect the health and well-being of the communities in which we operate, and providing technology and resources to our customers and partners to help them do their best work while remote. Additional information about Microsoft’s COVID-19 response can be found here.

Quarterly Highlights, Product Releases, and Enhancements

Every quarter Microsoft delivers hundreds of products, either as new releases, services, or enhancements to current products and services. These releases are a result of significant research and development investments, made over multiple years, designed to help customers be more productive and secure and to deliver differentiated value across the cloud and the edge.

Here are the major product releases and other highlights for the quarter, organized by product categories, to help illustrate how we are accelerating innovation across our businesses while expanding our market opportunities.

Environmental, Social, and Governance (ESG)

To better execute on Microsoft’s mission, we focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our investor relations ESG website.

Webcast Details

Satya Nadella, chief executive officer, Amy Hood, executive vice president and chief financial officer, Frank Brod, chief accounting officer, Keith Dolliver, deputy general counsel, and Michael Spencer, general manager of investor relations, will host a conference call and webcast at 2:30 p.m. Pacific time (5:30 p.m. Eastern time) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/en-us/investor. The webcast will be available for replay through the close of business on July 22, 2021.

Non-GAAP Definition

Transfer of Intangible Properties. In the fourth quarter of fiscal year 2019, in response to the TCJA and recently issued regulations, Microsoft transferred certain intangible properties held by its foreign subsidiaries to the United States and Ireland. The transfers of intangible properties resulted in a net $2.6 billion tax benefit recorded in the fourth quarter of fiscal year 2019, as the value of future tax deductions exceeded the current tax liability from foreign jurisdictions and United States Global Intangible Low-Taxed Income (GILTI) tax.

The TCJA Impact. Microsoft recorded a net charge of $157 million during the twelve months ended June 30, 2019 related to the TCJA.

Microsoft has provided non-GAAP financial measures related to the transfer of intangible properties and the TCJA to aid investors in better understanding our performance. Microsoft believes these non-GAAP measures assist investors by providing additional insight into its operational performance and help clarify trends affecting its business. For comparability of reporting, management considers non-GAAP measures in conjunction with GAAP financial results in evaluating business performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Constant Currency

Microsoft presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. All growth comparisons relate to the corresponding period in the last fiscal year. Microsoft has provided this non-GAAP financial information to aid investors in better understanding our performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Financial Performance Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2019 As Reported	$33,717	$12,405	$13,187	$1.71
2019 As Adjusted (non-GAAP)	$33,717	$12,405	$10,620	$1.37
2020 As Reported	$38,033	$13,407	$11,202	$1.46
Percentage Change Y/Y (GAAP)	13%	8%	(15%)	(15%)
Percentage Change Y/Y (non-GAAP)	13%	8%	5%	7%
Constant Currency Impact	$(598)	$(454)	$(314)	$(0.04)
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	12%	8%	9%

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2019 As Reported	$125,843	$42,959	$39,240	$5.06
2019 As Adjusted (non-GAAP)	$125,843	$42,959	$36,830	$4.75
2020 As Reported	$143,015	$52,959	$44,281	$5.76
Percentage Change Y/Y (GAAP)	14%	23%	13%	14%
Percentage Change Y/Y (non-GAAP)	14%	23%	20%	21%
Constant Currency Impact	$(1,974)	$(1,567)	$(1,348)	$(0.18)
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	27%	24%	25%

Segment Revenue Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions)	Productivity and Business Processes	Intelligent Cloud	More Personal Computing
2019 As Reported	$11,047	$11,391	$11,279
2020 As Reported	$11,752	$13,371	$12,910
Percentage Change Y/Y	6%	17%	14%
Constant Currency Impact	$(209)	$(238)	$(151)
Percentage Change Y/Y Constant Currency	8%	19%	16%

Selected Product and Service Revenue Constant Currency Reconciliation

	Three Months Ended June 30, 2020
	Percentage Change Y/Y (GAAP)	Constant Currency Impact	Percentage Change Y/Y Constant Currency
Office Commercial products and cloud services	5%	2%	7%
Office 365 Commercial	19%	3%	22%
Office Consumer products and cloud services	6%	1%	7%
LinkedIn	10%	1%	11%
Dynamics products and cloud services	13%	2%	15%
Dynamics 365	38%	2%	40%
Server products and cloud services	19%	2%	21%
Azure	47%	3%	50%
Enterprise Services	0%	2%	2%
Windows OEM	7%	0%	7%
Windows Commercial products and cloud services	9%	2%	11%
Xbox content and services	65%	3%	68%
Surface	28%	2%	30%
Search advertising excluding traffic acquisition costs	(18)%	1%	(17)%

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) enables digital transformation for the era of an intelligent cloud and an intelligent edge. Its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of our markets that may lead to lower revenue or operating margins;

•	increasing focus on cloud-based services presenting execution and competitive risks;

•	significant investments in products and services that may not achieve expected returns;

•	acquisitions, joint ventures, and strategic alliances that may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position;

•	disclosure and misuse of personal data that could cause liability and harm to our reputation;

•	the possibility that we may not be able to protect information stored in our products and services from use by others;

•	abuse of our advertising or social platforms that may harm our reputation or user engagement;

•	the development of the internet of things presenting security, privacy, and execution risks;

•	issues about the use of artificial intelligence in our offerings that may result in competitive harm, legal liability, or reputational harm;

•	excessive outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	quality or supply problems;

•	the possibility that we may fail to protect our source code;

•	legal changes, our evolving business model, piracy, and other factors may decrease the value of our intellectual property;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	claims against us that may result in adverse outcomes in legal disputes;

•	government litigation and regulatory activity relating to competition rules that may limit how we design and market our products;

•	potential liability under trade protection, anti-corruption, and other laws resulting from our global operations;

•	laws and regulations relating to the handling of personal data that may impede the adoption of our services or result in increased costs, legal claims, fines, or reputational damage;

•	additional tax liabilities;

•	damage to our reputation or our brands that may harm our business and operating results;

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange;

•	uncertainties relating to our business with government customers;

•	adverse economic or market conditions that may harm our business;

•	catastrophic events or geo-political conditions, such as the COVID-19 pandemic, that may disrupt our business; and

•	the dependence of our business on our ability to attract and retain talented employees.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

All information in this release is as of June 30, 2020. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

For more information, financial analysts and investors only:

Michael Spencer, General Manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. Pacific time conference call with investors and analysts, is available at http://www.microsoft.com/en-us/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019

Revenue:
Product	$18,147	$17,103	$68,041	$66,069
Service and other	19,886	16,614	74,974	59,774

Total revenue	38,033	33,717	143,015	125,843

Cost of revenue:
Product	4,370	3,298	16,017	16,273
Service and other	7,969	7,114	30,061	26,637

Total cost of revenue	12,339	10,412	46,078	42,910

Gross margin	25,694	23,305	96,937	82,933
Research and development	5,214	4,513	19,269	16,876
Sales and marketing	5,417	4,962	19,598	18,213
General and administrative	1,656	1,425	5,111	4,885

Operating income	13,407	12,405	52,959	42,959
Other income, net	15	191	77	729

Income before income taxes	13,422	12,596	53,036	43,688
Provision for (benefit from) income taxes	2,220	(591)	8,755	4,448

Net income	$11,202	$13,187	$44,281	$39,240

Earnings per share:
Basic	$1.48	$1.72	$5.82	$5.11
Diluted	$1.46	$1.71	$5.76	$5.06

Weighted average shares outstanding:
Basic	7,580	7,655	7,610	7,673
Diluted	7,650	7,730	7,683	7,753

MICROSOFT CORPORATION

COMPREHENSIVE INCOME STATEMENTS

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019

Net income	$11,202	$13,187	$44,281	$39,240

Other comprehensive income (loss), net of tax:
Net change related to derivatives	4	(80)	(38)	(173)
Net change related to investments	325	1,071	3,990	2,405
Translation adjustments and other	181	(66)	(426)	(318)

Other comprehensive income	510	925	3,526	1,914

Comprehensive income	$11,712	$14,112	$47,807	$41,154

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions) (Unaudited)

	June 30, 2020	June 30, 2019

Assets
Current assets:
Cash and cash equivalents	$13,576	$11,356
Short-term investments	122,951	122,463

Total cash, cash equivalents, and short-term investments	136,527	133,819
Accounts receivable, net of allowance for doubtful accounts of $788 and $411	32,011	29,524
Inventories	1,895	2,063
Other current assets	11,482	10,146

Total current assets	181,915	175,552
Property and equipment, net of accumulated depreciation of $43,197 and $35,330	44,151	36,477
Operating lease right-of-use assets	8,753	7,379
Equity investments	2,965	2,649
Goodwill	43,351	42,026
Intangible assets, net	7,038	7,750
Other long-term assets	13,138	14,723

Total assets	$301,311	$286,556

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,530	$9,382
Current portion of long-term debt	3,749	5,516
Accrued compensation	7,874	6,830
Short-term income taxes	2,130	5,665
Short-term unearned revenue	36,000	32,676
Other current liabilities	10,027	9,351

Total current liabilities	72,310	69,420
Long-term debt	59,578	66,662
Long-term income taxes	29,432	29,612
Long-term unearned revenue	3,180	4,530
Deferred income taxes	204	233
Operating lease liabilities	7,671	6,188
Other long-term liabilities	10,632	7,581

Total liabilities	183,007	184,226

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000; outstanding 7,571 and 7,643	80,552	78,520
Retained earnings	34,566	24,150
Accumulated other comprehensive income (loss)	3,186	(340)

Total stockholders’ equity	118,304	102,330

Total liabilities and stockholders’ equity	$301,311	$286,556

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019

Operations

Net income	$11,202	$13,187	$44,281	$39,240

Adjustments to reconcile net income to net cash from operations:

Depreciation, amortization, and other	3,504	2,924	12,796	11,682

Stock-based compensation expense	1,349	1,190	5,289	4,652

Net recognized gains on investments and derivatives	(79)	(322)	(219)	(792)

Deferred income taxes	447	(5,723)	11	(6,463)

Changes in operating assets and liabilities:

Accounts receivable	(9,355)	(10,070)	(2,577)	(2,812)

Inventories	(251)	(113)	168	597

Other current assets	(2,151)	(854)	(2,330)	(1,718)

Other long-term assets	(311)	(865)	(1,037)	(1,834)

Accounts payable	3,026	1,264	3,018	232

Unearned revenue	8,776	9,005	2,212	4,462

Income taxes	(589)	3,808	(3,631)	2,929

Other current liabilities	2,482	2,436	1,346	1,419

Other long-term liabilities	623	241	1,348	591

Net cash from operations	18,673	16,108	60,675	52,185

Financing

Cash premium on debt exchange	(3,417)	0	(3,417)	0

Repayments of debt	0	(1,000)	(5,518)	(4,000)

Common stock issued	340	308	1,343	1,142

Common stock repurchased	(5,791)	(4,633)	(22,968)	(19,543)

Common stock cash dividends paid	(3,865)	(3,521)	(15,137)	(13,811)

Other, net	471	160	(334)	(675)

Net cash used in financing	(12,262)	(8,686)	(46,031)	(36,887)

Investing

Additions to property and equipment	(4,744)	(4,051)	(15,441)	(13,925)

Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(1,650)	(281)	(2,521)	(2,388)

Purchases of investments	(18,879)	(15,442)	(77,190)	(57,697)

Maturities of investments	18,890	5,154	66,449	20,043

Sales of investments	3,162	7,363	17,721	38,194

Other, net	(1,241)	0	(1,241)	0

Net cash used in investing	(4,462)	(7,257)	(12,223)	(15,773)

Effect of foreign exchange rates on cash and cash equivalents	(83)	(21)	(201)	(115)

Net change in cash and cash equivalents	1,866	144	2,220	(590)

Cash and cash equivalents, beginning of period	11,710	11,212	11,356	11,946

Cash and cash equivalents, end of period	$13,576	$11,356	$13,576	$11,356

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019

Revenue
Productivity and Business Processes	$11,752	$11,047	$46,398	$41,160
Intelligent Cloud	13,371	11,391	48,366	38,985
More Personal Computing	12,910	11,279	48,251	45,698

Total	$38,033	$33,717	$143,015	$125,843

Operating Income
Productivity and Business Processes	$3,972	$4,344	$18,724	$16,219
Intelligent Cloud	5,344	4,502	18,324	13,920
More Personal Computing	4,091	3,559	15,911	12,820

Total	$13,407	$12,405	$52,959	$42,959

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year. Please refer to the reconciliation of our GAAP and non-GAAP financial results in the table provided above for additional information.

SUMMARY

Revenue increased $4.3 billion or 13%, driven by growth across each of our segments. Intelligent Cloud revenue increased, driven by server products and cloud services. More Personal Computing revenue increased, driven by Gaming, Surface, and Windows, offset in part by a decrease in Search advertising. Productivity and Business Processes revenue increased, driven by Office 365.

Gross margin increased $2.4 billion or 10%, driven by growth in Intelligent Cloud and More Personal Computing. Gross margin percentage decreased, driven by sales mix. Commercial cloud gross margin percentage increased 1 point to 66%, primarily driven by improvement in Azure.

Operating income increased $1.0 billion or 8%, driven by growth in Intelligent Cloud and More Personal Computing, offset in part by a decrease in Productivity and Business Processes.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 2%, 2%, and 4%, respectively.

SEGMENT INFORMATION

Productivity and Business Processes

Revenue increased $705 million or 6%.

•

Office Commercial products and cloud services revenue increased $394 million or 5%, on a strong prior year comparable. Office 365 Commercial revenue grew 19%, driven by Office 365 Commercial seat growth of 15% and growth in revenue per user. Office Commercial products revenue declined 34% reflecting continued customer shift to cloud offerings from multi-year on-premises agreements and a slowdown in transactional licensing, primarily in small and medium businesses.

•

Office Consumer products and cloud services revenue increased $57 million or 6%, driven by Office 365 Consumer (rebranded to Microsoft 365 Consumer) subscription revenue, offset in part by a slowdown in transactional licensing. Office 365 Consumer subscribers increased 23% to 42.7 million with increased demand from remote work and learn scenarios.

•	LinkedIn revenue increased $181 million or 10%.

•	Dynamics products and cloud services revenue increased 13%, driven by Dynamics 365 growth of 38%.

Operating income decreased $372 million or 9%.

•

Gross margin was relatively unchanged, with growth in LinkedIn and Dynamics, offset in part by a decrease in Office. Gross margin percentage decreased, driven by increased usage of Office 365 Commercial and an increased mix of cloud offerings.

•	Operating expenses increased $407 million or 10%, driven by Teams marketing and investments in cloud engineering.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 2%, 3%, and 4%, respectively.

Intelligent Cloud

Revenue increased $2.0 billion or 17%.

•

Server products and cloud services revenue increased $1.9 billion or 19%, driven by Azure. Azure revenue grew 47%, primarily driven by growth in our consumption-based services. Server products revenue was relatively unchanged, with growth in hybrid and premium solutions, offset by a slowdown in transactional licensing.

•	Enterprise Services revenue was relatively unchanged.

Operating income increased $842 million or 19%.

•

Gross margin increased $1.5 billion or 19%, driven by growth in server products and cloud services revenue and cloud services scale and efficiencies. Gross margin percentage increased slightly, due to improvement in Azure, offset in part by an increased mix of cloud offerings.

•	Operating expenses increased $678 million or 19%, driven by investments in Azure.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 2%, 2%, and 3%, respectively.

More Personal Computing

Revenue increased $1.6 billion or 14%.

•

Windows revenue increased $337 million or 6%, driven by growth in Windows OEM and Windows Commercial. Windows OEM revenue increased 7%. Windows OEM non-Pro revenue grew 34%, driven by consumer demand from remote work and learn scenarios, including the benefit in April from unfulfilled third quarter demand. Windows OEM Pro revenue declined 4%, driven by weakness in small and medium businesses, more than offsetting the benefit in April from unfulfilled third quarter demand. Windows Commercial products and cloud services revenue increased 9%, driven by increased demand for Microsoft 365, offset in part by a slowdown in transactional licensing.

•

Gaming revenue increased $1.3 billion or 64%, driven by growth in Xbox content and services. Xbox content and services revenue increased $1.2 billion or 65%, primarily due to record engagement, including strength from third-party titles, as stay-at-home guidelines continued. Xbox hardware revenue increased 49%, primarily due to an increase in volume of consoles sold.

•	Surface revenue increased $374 million or 28%, driven by increased demand from remote work and learn scenarios.

•	Search advertising revenue decreased $353 million or 18%. Search advertising revenue, excluding traffic acquisition costs, decreased 18%, with reduced customer advertising spend.

Operating income increased $532 million or 15%.

•	Gross margin increased $834 million or 12%, driven by growth in Gaming and Windows. Gross margin percentage decreased, driven by sales mix.

•	Operating expenses increased $302 million or 10%, driven by charges associated with the closing of our Microsoft Store physical locations, offset in part by the redeployment of engineering resources.

Revenue, gross margin, and operating income each included an unfavorable foreign currency impact of 2%, 3%, and 4%, respectively.

EXPENSES

•	Cost of revenue increased $1.9 billion or 19%, driven by growth in commercial cloud and Gaming.

•	Research and development expenses increased $701 million or 16%, driven by investments in cloud engineering and Devices.

•	Sales and marketing expenses increased $455 million or 9%, driven by an increase in bad debt expense and investments in commercial sales.

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General and administrative expenses increased $231 million or 16%, driven by charges associated with the closing of our Microsoft Store physical locations, offset in part by a reduction in legal expenses.

OTHER INCOME, NET

Other income, net was $15 million, driven by interest and dividends income and net gains on derivatives, investments, and foreign currency remeasurements, offset in part by interest expense.

INCOME TAXES

The current quarter effective tax rate was 17% on both a GAAP and non-GAAP basis, compared to (5)% and 16%, respectively, in the prior year. Prior year GAAP results include a $2.6 billion net income tax benefit in the fourth quarter of fiscal year 2019 related to intangible property transfers. This net income tax benefit is excluded from our non-GAAP results.

In the fourth quarter of fiscal year 2019, in response to the TCJA and recently issued regulations, we transferred certain intangible properties held by our foreign subsidiaries to the United States and Ireland. The transfers of intangible properties resulted in a net $2.6 billion tax benefit recorded in the fourth quarter of fiscal year 2019, as the value of future tax deductions exceeded the current tax liability from foreign jurisdictions and United States GILTI tax.

REMAINING PERFORMANCE OBLIGATIONS

Revenue allocated to remaining performance obligations, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods, was $111 billion as of June 30, 2020, of which $107 billion is related to the commercial portion of revenue. We expect to recognize approximately 50% of this revenue over the next 12 months and the remainder thereafter.